Exhibit 23.4

[AMERICAN APPRAISAL CHINA LIMITED LETTERHEAD]

October 23, 2008

The Board of Directors
KongZhong Corporation
35/F Tenda Plaza,
No. 168 Xiwai Street,
Haidian District, Beijing, China
Postal Code: 100044

Subject: WRITTEN CONSENT OF AMERICAN APPRAISAL CHINA LIMITED

We hereby consent to the references to our name and our final appraisal reports, dated May 23, 2005, May 15, 2006 and October 18, 2006, and addressed to the board of directors of KongZhong Corporation, and to references to our valuation methodologies, assumptions and conclusions associated with such reports, in the annual reports of Form 20-F of KongZhong Corporation and any amendments thereto (the “Registration Statements”) filed or to be filed with the U.S. Securities and Exchange Commission. We further consent to the filing of this letter as an exhibit to the Registration Statements.

The Reports relate to valuations of acquired intangible assets (the “Intangible Assets”) of Beijing Wireless Interactive Network Technology Co. Ltd, Tianjin Mammoth Technology Co. Ltd., Wuhan Chengxitong Information Technology Company Limited and Sharp Edge Group Limited. In reaching our value conclusions, we relied on the accuracy and completeness of the financial statements and other data provided by KongZhong Corporation and its representatives. We did not audit or independently verify such financial statements or other data and take no responsibility for the accuracy of such information. The Company determined the fair values of the Intangible Assets and our valuation reports were used to assist KongZhong Corporation in reaching its determinations.

In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder (the “Act”), nor do we admit that we are experts with respect to any part of such Registration Statements within the meaning of the term “experts” as used in the Act.

Yours faithfully,

/s/ American Appraisal China Limited
AMERICAN APPRAISAL CHINA LIMITED